UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015 (March 24, 2015)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2015, H. Eric Bolton, Jr., Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”) entered into an amended and restated employment agreement with MAA. The agreement was approved by MAA’s Board of Directors. The agreement amended and restated Mr. Bolton’s existing employment agreement which was entered into on December 5, 2008. The agreement is substantially identical to Mr. Bolton’s existing agreement with the following material amendments:

  Elimination of the obligation of MAA to “gross-up” payments for any excise tax on excess parachute payments that may become due;
  Modifying the definition of a “change in control” to:
    Increase from 25% to 40% the combined voting power of MAA’s stock that a person must acquire to trigger a change in control; and
    Increase from 20% to a majority of the combined voting power of MAA that MAA would have to issue in the event of a merger, consolidation or reorganization, for a change in control to occur;
  Removes the “modified single trigger” provision of the agreement that permitted Mr. Bolton to resign within 30 days following the change in control or during the 30 days immediately following the one year anniversary of the change in control;
  Reflects Mr. Bolton’s current base salary;
  Makes modifications to the obligation of MAA to permit Mr. Bolton to continue under MAA’s benefit plans for a period of 2 years following the termination date and provides for a lump sum payment to Mr. Bolton equal to 24 months of MAA’s monthly contribution to the medical, dental and vision plans in which Mr. Bolton was enrolled immediately prior to termination;

A copy of Mr. Bolton’s amended and restated employment agreement is set forth on Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement for H. Eric Bolton, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: March 24, 2015	/s/Robert J. DelPriore
Robert J. DelPriore
Executive Vice President and General Counsel